Exhibit 99.1

PRESS RELEASE
9/7/23
Carlisle Companies Announces a Process to Sell Carlisle Interconnect Technologies
SCOTTSDALE, ARIZONA, September 7, 2023 - Carlisle Companies Incorporated (NYSE:CSL) today announced that it is commencing a process to sell Carlisle Interconnect Technologies (“CIT”).
CIT designs and manufactures high-performance wire and cable, including optical fiber for the commercial aerospace, military and defense electronics, medical device, industrial and test & measurement markets. CIT’s product portfolio also includes sensors, connectors, contacts, cable assemblies, complex harnesses, racks, trays and installation kits. CIT also provides engineering and certification services to its customers.
Chris Koch, Chair, President and Chief Executive Officer, said “Our announced plan to sell CIT and completion of a transaction will be the final step in accomplishing Carlisle’s pivot to a pure play building products company employing a superior capital allocation approach to investments. CIT is an excellent business operating in the highly desirable aerospace and medical segments with excellent growth prospects.”
Forward Looking Statements
This press release contains forward-looking statements, including those with respect to the intended sale of CIT and the timing of the process and completion of a transaction. These statements represent only Carlisle’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Carlisle’s control. Actual results could differ materially from those reflected in this press release for various reasons, including the failure of the sale process to secure a qualified buyer for CIT, the failure to sign a definitive agreement to sell CIT, and the failure to close a transaction for the sale of CIT. Carlisle disclaims any obligation to update forward-looking statements except as required by law.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials and Carlisle Weatherproofing Technologies – and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is also a leading provider of products to the aerospace and medical technologies markets through its Carlisle Interconnect Technologies business segment. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System, Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (310) 592-9668
        mpatel@carlisle.com